Independent Auditors' Consent





We consent to the use of our report dated December 15, 2003 on the balance sheet of Ewebcentral.net, Inc. as of September 30, 2003 and the related statements of operations, changes in stockholders' deficiency and cash flows for the years ended September 30, 2003 and 2002, and the period from April 2, 2001 (inception) to September 30, 2003 included herein on the registration statement of Ewebcentral.net, Inc. on Form SB-2, as amended, and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated December 15, 2003 contains an explanatory paragraph that states that the Company has operating losses, a deficit accumulated during the development stage, cash used in operations, a working capital and stockholders' deficiency, and is a development stage Company with no revenues, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.



/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
February 11, 2004